Press Release
FOR RELEASE: July 16, 2014

For Further Information:
At the Company:
Jeff Huebschen, Director, Investor Relations
952.912.5773
Jeff.Huebschen@gkservices.com

Thomas R. Greco Joins G&K Services’ Board of Directors
MINNEAPOLIS, MN, July 16, 2014 - G&K Services, Inc. (NASDAQ: GK) announced today the appointment of Thomas R. Greco to the company’s Board of Directors and its Compensation Committee, effective July 10, 2014. He will fill the vacant directorship created by the departure of Jeffrey L. Wright, who resigned from the Board effective June, 29, 2014, in connection with his previously announced retirement from G&K. With Mr. Greco’s appointment, G&K’s Board will have nine directors, eight of whom are independent.

“I’m pleased to welcome a seasoned executive like Tom to G&K’s Board,” said M. Lenny Pippin, Chairman of G&K’s Board of Directors. “His extensive functional expertise in sales, marketing and operations, and experience leading route-based businesses will add a valuable perspective to the Board.”

Mr. Greco is president of Frito-Lay North America, where he leads PepsiCo’s snack and convenient foods business. He assumed this role in September 2011, after serving as executive vice president and chief commercial officer, North America Beverages (NAB), where he was responsible for leading NAB’s commercial efforts across North America.  Before that, he was president of global sales for PepsiCo.  He also previously served as president of Frito Lay Canada and senior vice president of sales for Frito-Lay North America. He joined PepsiCo in Canada in 1986.

Before joining PepsiCo, Mr. Greco worked at Procter & Gamble. He graduated with a bachelor of commerce degree from Laurentian University in Sudbury, Ontario, and received an MBA from the Richard Ivey School of Business in London, Ontario.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has nearly 7,800 employees serving approximately 170,000 customers from 160 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information visit www.gkservices.com.